Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2016, with respect to the consolidated financial statements included in the Annual Report of ReachLocal, Inc. on Form 10-K for the year ended December 31, 2015.  We consent to the incorporation by reference of said report in the Registration Statements of ReachLocal, Inc. on Form S-3 (File No. 333-175399, effective July 8, 2011) and on Forms S-8 (File No. 333-166971, effective May 20, 2010; File No. 333-172321, effective February 18, 2011; File No. 333-180135, effective March 15, 2012; File No. 333-187186, effective March 12, 2013; File No. 333-196137, effective May 21, 2014; and File No. 333-202867, effective March 19, 2015).

/s/ GRANT THORNTON LLP

Irvine, California

March 30, 2016